Exhibit 10.3

Execution version

Share Pledge AGREEMENT

July 19, 2016

between

Auris Medical Holding AG

as Pledgor

and

Hercules Capital, Inc.,

as Agent and Pledgee

and

the other Lenders

regarding the shares of

Auris Medical AG

Share Pledge Agreement

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THIS AGREEMENT is dated July 19, 2016

PARTIES

(1)	Auris Medical Holding AG, Bahnhofstrasse 21, 6300 Zug, Switzerland (the "Pledgor")

(2)	Hercules Capital, Inc., 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301, USA (the "Agent")

(3)	the other Lenders, represented for all purposes hereof by the Agent as direct representative (direkter Stellvertreter) (together with the Agent, the "Pledgees")

BACKGROUND

(A)	Auris Medical Holding AG (as Borrower), Hercules Capital, Inc. (as Lender and Agent) and certain other lenders are parties to that certain loan and security agreement dated on or about the date hereof pursuant to which the Lender (as defined therein) has agreed to make available certain term loan advances to the Borrower (the "Loan and Security Agreement").

(B)	The Lender has agreed to make available to the Borrower such term loan advances conditional upon, inter alia, the Pledgor pledging all Shares (as defined below) to the Pledgee as security for the due and punctual satisfaction of the Secured Obligations (as defined in the Loan and Security Agreement).

(C)	The Pledgor is willing to grant a pledge over the Shares to the Pledgees according to the terms of this Agreement, and the Pledgees are willing to accept such pledge.

AGREED TERMS

1.	Interpretation and definitions

1.1	In this Agreement the following expressions shall have the following meanings:

"Agent" means the Agent as identified in the parties list above and its permitted successors, as the case may be;

"Agreement" means this agreement (including its schedules) and all the terms contained in it;

"Company" means Auris Medical AG, a Swiss stock corporation (Aktiengesellschaft) with its registered seat in Basel, with a share capital (Aktienkapital) of CHF 2'500'000 divided into 2’500 shares (Aktien) of a nominal value of CHF 1’000 each;

"DEBA" means the Swiss Federal Debt Enforcement and Bankruptcy Act (Schuldbetreibungs- und Konkursgesetz) of April 11, 1889;

"Dividend Payments" has the meaning given to it in clause 9.1;

"Effective Date" means the date first set forth above;

"Loan and Security Agreement" has the meaning given to it in Background (A);

"Party" means a party to this Agreement;

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"Pledge" means the pledge agreed and granted in clause 3.1 and, if applicable, as extended as agreed in this Agreement;

"Pledgees" means the pledgees as identified in the parties list above and their permitted successors, as the case may be (including, for the avoidance of doubt, the Agent);

"Pledgor" means the pledgor as identified in the parties list above and its permitted successors, as the case may be;

"Shares" means all of the issued shares (Aktien) in the Company at any given time.

1.2	Terms not defined in this Agreement shall have the meaning given to them in the Loan and Security Agreement.

1.3	The table of contents and headings and sub-headings of this Agreement are for convenience only and shall not affect the construction of this Agreement.

1.4	The words "other", "include", "including" and "in particular" do not connote limitation in any way.

1.5	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.

1.6	References to any person (which for the purposes of this Agreement shall include bodies corporate, unincorporated associations, partnerships, trusts, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the person's successors.

1.7	References to recitals, schedules, clauses and sub-clauses are references to recitals, schedules, clauses and sub-clauses of this Agreement (unless otherwise specified) and references within a schedule to paragraphs are to paragraphs of that schedule (unless otherwise specified).

1.8	References in this Agreement to any statute, ordinance, statutory provision, regulation, directive or other legislation include a reference to that legislation as amended or replaced from time to time (whether before or after the Effective Date) and include any order, regulation, instrument or other subordinate legislation made under the relevant legislation, and references in this Agreement to any agreement or document include a reference to that agreement or document (including its schedules) as varied, amended, supplemented or replaced from time to time (whether before or after the Effective Date).

1.9	References to any Swiss legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organization, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than Switzerland be deemed to refer to and include that action, remedy, method of judicial proceeding, legal document, legal status, court, organization, body, official, legal concept, state of affairs or thing which most nearly approximates in that jurisdiction to the Swiss legal term.

1.10	Where a German term has been inserted after an English term in italics, the German term alone shall be authoritative for the purpose of interpreting such English term, without regard to any other interpretation of the English term.

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1.11	This Agreement is drafted in English for convenience purposes only, and the fact that the English language is used herein shall not be a reason to refer to laws, doctrine or case law of any English-speaking jurisdiction in the interpretation of this Agreement. Rather, this Agreement, and the security created hereunder, shall exclusively be interpreted by reference to Swiss laws, doctrine and case law.

1.12	Any reference to "writing" or "written" includes faxes and any legible reproduction of words delivered in permanent and tangible form, and PDF files transmitted by e-mail (but not plain e-mail).

2.	Role of the Agent

2.1	Any reference in this Agreement to the Agent shall, unless expressly otherwise provided, be a reference to the Agent acting for itself and (as direct representative (direkter Stellvertreter)) in the name, on behalf and for the benefit of the other Pledgees.

2.2	Any actions, rights, powers and discretion of the Pledgees under this Agreement shall be exclusively made and exercised by the Agent.

2.3	Any documents, assets and notices to be delivered and given, respectively, by the Pledgor to the Pledgees under this Agreement shall be exclusively delivered and given, respectively, to the Agent.

3.	Pledge of Shares

3.1	For the purpose of securing the Secured Obligations, the Pledgor hereby undertakes to pledge and hereby pledges (verpfändet) to the Pledgees the Shares and (i) all ancillary present and future rights and claims pertaining thereto, including claims for dividends, other benefits payable to the Pledgor in its capacity as shareholder or profit distributions, capital repayments, subscription rights, pre-emptive rights and claims for liquidation proceeds, and (ii) all additional shares in the Company from time to time acquired by the Pledgor in any manner, and the Pledgees hereby accept such right of pledge.

3.2	If the Shares are changed, subdivided, consolidated, exchanged or converted through a merger or otherwise, the pledge created under this Agreement shall also extend to such shares as changed, subdivided, consolidated, exchanged or converted and the Pledgor undertakes to promptly undertake all acts to have the pledge right created hereby perfected.

4.	Continuing and additional security

4.1	The Pledge shall remain in force, and shall not be satisfied by any intermediate payment or intermediate satisfaction of any part of the Secured Obligations or by any intermediate settlement of accounts, until all of the Secured Obligations have been unconditionally and irrevocably paid in full (other than inchoate indemnity obligations) and no further Secured Obligations are capable of arising.

4.2	If, in the course of bankruptcy proceedings, any payment remitted in order to pay the Secured Obligations, is avoided or set aside or ordered to be refunded or reduced, on the grounds of fraudulent preference or otherwise, the obligations of the Pledgor hereunder shall revive and the security interest constituted by this Agreement shall continue with respect to the Secured Obligations the payment of which was avoided, set aside or ordered to be refunded or reduced.

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4.3	The Pledge shall be cumulative, and shall be in addition to, and shall not in any way be prejudiced by or dependent on any collateral or other security now or thereafter held by or for the benefit of the Pledgees as security for the Secured Obligations or any lien to which they may be entitled (whether by contract or statute). The rights of the Pledgees hereunder are in addition to and not in lieu of those provided by law. The Pledge secures the Pledgees up to the amount of the Secured Obligations from time to time outstanding.

4.4	To the fullest extent permitted by applicable law, the Pledgor waives any right it may have to require the Pledgees to first proceed against, or claim payment from, any person or enforce any guarantee or security granted by any person before enforcing this Agreement and/or their rights hereunder or pursuant hereto.

5.	Variation of Secured Obligations

The Pledgor herewith expressly agrees that the Pledge shall (to the extent legally possible) extend from time to time to any (however fundamental) variation, increase or extension of the Secured Obligations.

6.	Representations and warranties

6.1	In addition to, and without in any way limiting the representations and warranties made in the other Loan Documents, but subject to the security rights created and the obligations imposed on the Pledgor by virtue of this Agreement or any other Loan Document, the Pledgor hereby represents and warrants that on the Closing Date and, except as explicitly stated otherwise hereafter, on each Advance Date:

(a)	it is duly incorporated and validly existing under the laws of Switzerland and has the power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	this Agreement constitutes legal, valid and binding obligations of the Pledgor enforceable in accordance with the terms and conditions set forth herein;

(c)	the entering into, the execution and the performance of this Agreement have been duly authorized by all necessary corporate and other action and do not conflict with, and (with regard to agreements) do not constitute an event of default under, any provision of its articles of association or other constitutional documents or any provision of law, regulation, decision, decree, order of court, of an arbitration panel or of a public authority or any agreement, arrangement or other instrument to which the Pledgor is a party or by which it or any of its assets are bound or affected;

(d)	it is the sole legal and beneficial owner of, and entitled to all rights and benefits in relation to, the Shares;

(e)	it has not assigned, transferred, sold or otherwise disposed of, the benefit of all or any of its rights, title and interest in the Shares;

(f)	save for Permitted Liens, the Shares are free and clear from any Liens;

(g)	the Shares are fully pledgeable as of the date of their pledge to the Pledgees hereunder purportedly becoming effective;

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(h)	no demand, order or resolution for the liquidation of the Company or for the protection of the Company from its creditors has been filed or is currently pending;

(i)	the Company is not subject to any bankruptcy proceedings or proceedings for composition or suspension of payment, and no such proceedings have been applied for;

(j)	the Shares have been validly issued and fully paid in and no obligations to effect additional contributions of share capital exist;

(k)	the Shares represent all of the issued share capital of the Company and the Company has not issued any equity interest other than the Shares, all subject to any additional and/or, amongst others, changed shares as referred to in clauses 3.1(ii) and 3.2, and as at the Closing Date no instruments have been issued which entitle their holders to subscribe to or request the issuance of further shares or other equity interests in the Company;

(l)	the registered share certificate delivered according to clause 7.1(e) has been duly issued and no other share certificates have been issued by the Company, subject to any certificates representing additional and/or, amongst others, changed shares as referred to in clauses 3.1(ii) and 3.2; and

(m)	no board or shareholders’ resolution of the Pledgor or the Company has been passed, and the Pledgor is not aware of any other circumstance, which would be reasonably likely to have a material adverse effect (in terms of value, enforceability or otherwise) on the Pledge or any other right of the Pledgees under this Agreement.

6.2	The representations and warranties above are made at the time(s) as set out in clause 6.1 and are repeated as of the date of each additional pledge purportedly becoming effective hereunder.

7.	Covenants of the Pledgor

7.1	On the Closing Date, the Pledgor shall deliver to the Agent a copy of each:

(a)	a certified copy of the current articles of association (Statuten) of the Company;

(b)	the minutes of a resolution passed by the board of directors of the Pledgor approving the entering into, execution and performance by the Pledgor of this Agreement;

(c)	the minutes of a resolution of the board of directors of the Company (i) approving the granting of the Pledge, and (ii) confirming that any acquirer of the Shares in connection with the enforcement of the Pledge shall be acknowledged as a new shareholder of the Company and shall be registered in the share register of the Company;

(d)	the revised articles of association of the Company providing for free transferability of the Shares, the public deed resolving their enactment and the application to the commercial register for their registration;

(e)	the original share certificate evidencing all Shares duly endorsed in blank;

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(f)	a copy of the share register (Aktienbuch) of the Company signed by one director of the Company, evidencing that (i) the Pledgor is the registered shareholder of the Shares, and (ii) the Shares are pledged to the Pledgees; and

(g)	a proxy executed by the Pledgor (Schedule 1), which shall be renewed from time to time upon the Agent's reasonable request.

7.2	The Pledgor undertakes and covenants for as long as any of the Secured Obligations remains unpaid or is capable of arising as follows:

(a)	unless expressly otherwise permitted by the Loan and Security Agreement, not to enter into any legal instrument relating to, or grant or permit to be created or to subsist any Lien, other than a Permitted Lien, over, or sell, assign, transfer or otherwise dispose of, the Shares or take or permit any other action or omission that could impair or jeopardize any rights of the Pledgees under this Agreement or could impair or jeopardize the enforcement of the security interest under this Agreement or the value of the Shares;

(b)	except with the Agent's prior written consent, which shall not be unreasonably withheld, not to vote in favor of any shareholders' resolution of the Company whereby:

(i)	the articles of association of the Company (as amended pursuant to clause 7.1(c)) would be amended in any manner which would be reasonably likely to have a Material Adverse Effect;

(ii)	shares or other equity, or the granting of rights to purchase or otherwise acquire any rights in or to shares or other equity interest in the Company would be created or issued, except for the issuance of additional shares or other equity interest in the Company in a capital increase by means of a cash contribution (Barliberierung) to the Pledgor, who shall immediately perfect the pledge to the Pledgees over such shares pursuant to clause 7.2(c);

(iii)	the Company's share capital would be reduced;

(iv)	the Company would be dissolved (with or without liquidation);

(v)	the Company would be merged with any other entity or split;

(vi)	the Company's corporate domicile would be relocated abroad; or

(vii)	any of the Shares would be modified;

(c)	promptly upon becoming the owner (directly or indirectly) of any additional shares or other equity interest in the Company, to do everything necessary and useful to perfect the pledge granted to the Pledgees over such shares or other equity interest pursuant to clause 3.1 (respectively, in case of indirect ownership, to procure such pledging) and to promptly deliver to the Agent the respective share certificates and the respectively updated share register of the Company;

(d)	to procure that the Company does not dispose of or allow the creation or continuance of any Lien over any of its Intellectual Property; and

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(e)	to promptly do all things and execute all documents that are reasonably requested by the Agent from time to time for the purpose of the exercise of the Pledgees' rights hereunder or securing or perfecting the security interest under this Agreement.

8.	Voting rights

8.1	Until such time when an Event of Default has occurred and is continuing, the Pledgor shall have the right to exercise any and all membership rights pertaining to the Shares, in particular the right to vote in the shareholders’ meeting of the Company.

8.2	Upon the occurrence of an Event of Default and during the continuance thereof, the Agent shall forthwith be entitled to exercise solely and exclusively all voting and consensual powers pertaining to the Shares and may exercise such powers in its sole discretion.

8.3	The Agent may only use the proxy (Schedule 1) upon the occurrence of an Event of Default and during the continuance thereof.

9.	Dividends and other pecuniary rights

9.1	Until such time when an Event of Default has occurred and is continuing, and subject to the terms and conditions of this Agreement, the Pledgor shall be entitled (i) to receive all monies and other assets payable in respect of the Shares (such as dividends, profit distributions or capital repayments in relation to the Shares) (the “Dividend Payments”) and (ii) to exercise all pecuniary rights in connection with the Shares.

9.2	Upon the occurrence of an Event of Default and during the continuance thereof, the Agent shall forthwith be entitled (i) to receive all Dividend Payments and any other benefits in relation to the Shares, and (ii) to exercise all pecuniary rights in connection with the Shares. The Pledgor shall, if such payments are made to it rather than to the Agent, promptly transfer the same to the Agent in the identical form as received and, until such transfer occurs, shall hold the respective funds in trust for the Pledgees and segregated from other funds of the Pledgor.

10.	Realization

10.1	Upon the occurrence of an Event of Default and during the continuance thereof, the Agent shall without further notification at any time be, at its sole discretion, entitled, but not obligated:

(a)	to realize the Shares in full or in part through

(i)	a bona fide private sale (private Verwertung) at fair market value or acquisition of the Shares for its own account (Selbsteintritt) at fair market value, or

(ii)	a public auction or public offering;

in either case without having to initiate proceedings under, and without regard to the formalities provided in, the DEBA, and to transfer the Shares to any third party; or

(b)	to enforce the Pledge by means of official enforcement proceedings (including enforcement proceedings in respect of the Shares (Betreibung auf Faustpfandverwertung)) in accordance with the DEBA;

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in each case applying the resulting proceeds to the discharge of the Secured Obligations in accordance with the terms of the Loan and Security Agreement. The Agent shall promptly account for the proceeds of any sale, auction or offering.

10.2	Notwithstanding clause 10.1 above and notwithstanding article 41 DEBA, the Agent is at liberty to enforce any Secured Obligations prior to the enforcement of the Pledge and to commence or pursue the regular debt enforcement proceedings against the Pledgor or any other debtor of the Secured Obligations without having first to realize any of the Shares or other pledged assets or to institute statutory proceedings for the realization thereof, without foregoing any of the Pledgees' rights hereunder.

10.3	For the avoidance of doubt, if the Pledge is enforced or if the Pledgor or any other debtor has discharged any of the Secured Obligations, no legal subrogation of claims shall occur and no related rights of the Pledgees shall pass to the Pledgor or any other debtor by subrogation or otherwise for as long as any of the Secured Obligations remains unpaid or is capable of arising.

10.4	If the proceeds resulting from enforcement actions pursuant to this clause 10 exceed the Secured Obligations, upon unconditional and irrevocable satisfaction of all Secured Obligations (except for inchoate indemnity obligations) and no further Secured Obligations being capable of arising, the Agent shall promptly account for and remit the excess amount to the Pledgor.

11.	Redelivery of pledged shares and proxy

11.1	Upon expiry of the Pledge pursuant to clause 4.1, the Agent herewith undertakes to, at the Pledgor's cost, promptly release the Shares and redeliver all certificates evidencing the Shares to the Pledgor or to any other person designated by the Pledgor, free and clear of any Lien created by the Pledgees, and to do any and all acts reasonably required for such release and redelivery.

11.2	Clause 11.1 shall apply mutatis mutandis to all further assets (if any) having become subject to the Pledge in accordance with this Agreement and to the proxy (Schedule 1).

11.3	For the sake of clarity it is expressly agreed that clauses 4.2 and 12.3 shall survive the release as per this clause 11 and – except as explicitly agreed otherwise – the termination of this Agreement for as long as respective claims are capable of arising, provided, however, that the occurrence of any claims under clause 12.3 after such release or termination shall not result in a revival of the security interest constituted by this Agreement.

12.	Assignments and transfers

12.1	The Pledgees shall have the right to transfer or assign all or part of their rights and/or obligations under this Agreement (including, but not limited to, a transfer of the entire contractual relationship of this Agreement (Vertragsübernahme durch einen Dritten)) to any party to whom the Pledgees assign their rights or transfer or syndicate, or grant sub-participations or other interests in, their rights and obligations as permitted under the terms of the Loan and Security Agreement. The Pledgor hereby explicitly agrees to such transfer or assignment and undertakes, upon first request of the Pledgees, to take all measures and do all acts necessary or useful in relation to such transfer or assignment.

12.2	If a replacement or successor agent of the Agent is appointed in accordance with the terms of the Loan and Security Agreement, the Agent shall automatically be replaced by that

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replacement or successor agent as the respective Party to this Agreement, such replacement being valid and enforceable for and against the Pledgor upon notification to the Pledgor of such replacement or succession.

12.3	The rights and obligations of the Pledgor under this Agreement may not be assigned or transferred without the prior written consent of the Agent.

13.	Expenses and indemnification

13.1	The Pledgor's obligation to reimburse the Pledgees for costs, expenses, fees and damages shall be governed by section 6.3 of the Loan and Security Agreement.

13.2	Unless caused (by action or omission) intentionally or grossly negligent, the Pledgees shall not be liable for any losses of the Pledgor or of the Company arising in connection with the exercise or purported exercise of any of their rights, powers and discretion under this Agreement.

14.	Amendment and waiver

14.1	Any amendment of this Agreement, including any amendment of this clause 14.1, must be in writing in order to be valid.

14.2	A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the Party to which the waiver is addressed and the circumstances for which it is given.

14.3	The failure or delay by a Party in exercising any right or remedy under or in connection with this Agreement will not constitute a waiver of such right or remedy.

14.4	No waiver of any provision of this Agreement or of any right or remedy in connection with this Agreement shall constitute a continuing waiver or a waiver relating to a subsequent breach of such provision, right or remedy under this Agreement.

15.	Notices

15.1	Any notice to be given under this Agreement shall be given pursuant to section 11.2 of the Loan and Security Agreement.

16.	Language

16.1	All notices or formal communications in connection with this Agreement shall be in English.

17.	Severance

17.1	The invalidity of individual parts of this Agreement shall have no impact on the validity of the Agreement as a whole. The Parties agree that if any provision or part of a provision of this Agreement is deemed invalid, inoperative or otherwise not enforceable, the Agreement as a whole shall remain valid and the invalid provision or part of a provision shall be replaced by a provision which the Parties would have agreed on in good faith if they had been aware of the invalidity.

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18.	Entire agreement

18.1	In this clause 18, references to this Agreement include all other written agreements and arrangements between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

18.2	This Agreement constitutes the whole and only understanding between the Parties in relation to its subject matter. All previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing and each of the Parties acknowledges to the other that it is not entering into this Agreement in consequence of or in reliance on anything it is the purpose of this clause to exclude.

18.3	The schedules to this Agreement are an integral part of this Agreement.

19.	Governing law and jurisdiction

19.1	This Agreement and the Pledge (including matters as to the perfection of the Pledge as a right in rem, in particular the transfer and possession of any certificates representing the Shares) shall in all respects be governed by and construed in accordance with Swiss substantive law.

19.2	The Parties submit to the exclusive jurisdiction of the competent court of Zurich 1 for all disputes arising out of or in connection with this Agreement.

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Pledgor	Auris Medical Holding AG

Name: Title:

Name: Title:

Agent acting for itself and as direct representative (direkter Stellvertreter) of the other Pledgees	Hercules Capital, Inc.

Name: Title:

Without becoming a party to this Agreement, the Company hereby undertakes to comply with the covenant made in clause 7.2(d) as if it were its own covenant.

Company	Auris Medical AG

Name: Title:

Name: Title:

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Schedule 1
Proxy

AUTHORITY AND INSTRUCTION TO VOTE (PROXY)

Auris Medical Holding AG
Bahnhofstrasse 21
6300 Zug
Switzerland
(Shareholder)

as shareholder of
Auris Medical AG,
a Swiss stock corporation domiciled in Basel, Switzerland,
(Company)

hereby grants an irrevocable power of attorney to

Hercules Capital, Inc.
400 Hamilton Avenue
Suite 310, Palo Alto
CA 94301
USA
(Attorney)

with the right of substitution, to fully represent the Shareholder at any and all shareholders' meetings of the Company and to exercise his voting rights for any business which may properly come before such shareholders' meetings.

The Shareholder further expressly agrees with the form, the date and the place of any shareholders' meeting and with the manner in which it has been called (whether or not such meeting will be constituted as a plenary meeting within the meaning of art. 701 of the Swiss Code of Obligations).

The present authority and instruction is governed by the laws of the State of California, USA.

Place and date: _______________________

Auris Medical Holding AG:

by:	by: